Exhibit 4.1

SETTLEMENT AND STOCK PLEDGE AGREEMENT

This SETTLEMENT AND STOCK PLEDGE AGREEMENT, dated as of July 4, 2024 (this “Agreement”), is made by and among Galion-Group Co., Ltd (the “Pledgor”), a limited company duly incorporated and validly existing under the laws of the British Virgin Islands with the BVI company number 2057380, Mr. Guohua Zhang (the “Beneficial Owner”), a citizen of the People’s Republic of China whose passport number is EB1627686, in favor of HIGH-TREND HOLDINGS USA LLC (the “Secured Party”), a corporation duly incorporated and validly existing under the laws of the State of Delaware of the United States.

WHEREAS, the Beneficial Owner is the legal and beneficial owner of 20,000,000 shares (the “Pledged Shares”) of common stock of CARAVELLE INTERNATIONAL GROUP (NASDAQ: CACO) (the “Issuer”), which is an exempted company incorporated under the laws of the Cayman Islands and currently listed on the Nasdaq stock exchange;

WHEREAS, the Secured Party had provided business consulting services to the Beneficial Owner and the Pledgor in the past several years in connection with the transactions and development activities of the Issuer and in connection with the handing of the Pledgor’s interest in the Issuer, and the Pledgor has agreed to pay the Secured Party a lump sum amount of $3,000,000 as a settlement payment for services provided;

WHEREAS, on the date hereof, the Beneficial Owner entered into a Guaranty Agreement in favor of the Secured Party for the Secured Obligations (the “Guaranty”).

WHEREAS, this Agreement is given by the Pledgor in favor of the Secured Party to secure the payment and performance of all of the Secured Obligations; and

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

(a) Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9.

(b) For purposes of this Agreement, the following terms shall have the following meanings:

“Collateral” has the meaning set forth in Section 2.

An “Event of Default” means any of the following events or circumstances:

(i)	the Pledgor failed to pay the Settlement Payment by the Final Payment Date, or failed to pay any amount under any agreement or obligation by the stipulated deadline thereunder;

(ii)	any representation or warranty given by the Pledgor or the Beneficial Owner pursuant to this Agreement is or becomes untrue, inaccurate, incorrect, or omits a material fact necessary to make such representation and warranty not misleading;

(iii)	any material adverse change in the financial condition of the Pledgor that affects its ability to perform its obligations under the Agreement;

(iv)	the Pledgor or the Beneficial Owner files for bankruptcy or winding-up or is or becomes subject to any bankruptcy or winding-up proceedings;

(v)	it becomes unlawful for the Pledgor or the Beneficial Owner to perform any of its obligations under this Agreement;

(vi)	the Pledgor or the Pledged Shares is or becomes subject to any other lien, security interest, encumbrance, claim, option or right of others;

(vii)	the Pledgor defaults any agreement or obligation that results in the acceleration of any such obligations thereunder;

(viii)	a judgment or decree is entered against the Pledgor and or the Beneficial Owner;

(ix)	any governmental authority, securities regulator or stock exchange takes enforcement action against the Issuer that may have a material adverse impact on the Collateral;

(x)	the Pledgor fails to maintain the Collateral in accordance with the terms of this Agreement; and

(xi)	The Pledgor fails to perform any obligation stipulated under this Agreement and does not remedy such failure within 3 calendar days of written notice.

“Final Payment Date” means July 11, 2024.

“Proceeds” means “proceeds” as such term is defined in Section 9-102 of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Shares, collections thereon or distributions with respect thereto.

“Secured Obligations” has the meaning set forth in Section 3.

“Trading Day” shall mean any day during which the Nasdaq Stock Exchange shall be open for business.

“Transfer Agent” means EQ Issuer Central.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code as in effect from time to time in such state.

2. Settlement and Pledge. In consideration of the business consulting services provided by the Secured Party to the Beneficial Owner and the Pledgor in the past several years in connection with the transactions and development activities of the Issuer and in connection with the handing of the Pledgor’s interest in the Issuer, the Pledgor hereby agrees to pay the Secured Party a lump sum settlement amount of $3,000,000 (the “Settlement Payment”) no later than the Final Payment Date, as a settlement payment for services provided by the Secured Party, which shall be paid via wire transfer to the Secured Party’s bank account, the details of which will be provided by the Secured Party. The Settlement Payment shall be a net amount not subject to any withholdings and deductions. The Pledgor hereby pledges, assigns and grants to the Secured Party, and hereby creates a continuing first priority lien and security interest in favor of the Secured Party in and to all of its right, title and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired (collectively, the “Collateral”):

(a) the Pledged Shares; and

(b) all Proceeds and products of the foregoing, all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Pledgor from time to time with respect to any of the foregoing.

3. Secured Obligations. The Collateral secures the due and prompt payment and performance of:

(a) the obligations of the Pledgor from time to time arising under this Agreement or otherwise with respect to the due and prompt payment of (i) the Settlement Payment, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, attorneys’ fees and disbursements, reimbursement obligations, contract causes of action, expenses and indemnities, whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Pledgor under or in respect of this Agreement; and

(b) all other covenants, duties, debts, obligations and liabilities of any kind of the Pledgor under or in respect of this Agreement or any other document made, delivered or given in connection with any of the foregoing or otherwise in connection with the principal, interest or any other claims relating to the Settlement Payment, in each case whether evidenced by a note or other writing, whether allowed in any bankruptcy, insolvency, receivership or other similar proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (all such obligations, covenants, duties, debts, liabilities, sums and expenses set forth in Section 3 being herein collectively called the “Secured Obligations”).

4. Perfection of Pledge.

(a) The Pledgor shall, and the Beneficial Owner shall cause the Pledgor to, from time to time, as may be required by the Secured Party with respect to all Collateral, immediately take all actions as may be requested by the Secured Party to perfect the security interest of the Secured Party in the Collateral, including, without limitation, with respect to all Collateral over which control may be obtained within the meaning of Section 8-106 of the UCC, the Pledgor and the Beneficial Owner shall immediately take all actions as may be requested from time to time by the Secured Party so that control of such Collateral is obtained and at all times held by the Secured Party. All of the foregoing shall be at the sole cost and expense of the Pledgor.

(b) The Pledgor and the Beneficial Owner, as applicable, hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, without the signature of the Pledgor where permitted by law. The Pledgor and the Beneficial Owner agree to provide all information required by the Secured Party pursuant to this Section promptly to the Secured Party upon request.

(c) To the extent the pledge of the Pledged Shares is subject to, or otherwise may be perfected by, any registration, filing, approval, recording or other procedures with the U.S. Securities and Exchange Commission (“SEC”), the Nasdaq stock exchange, company registrar, the Transfer Agent or other registration authorities or agencies of the Hong Kong, the Cayman Islands or the British Virgin Islands or other jurisdictions, the Pledgor shall, and the Beneficial Owner shall cause the Pledgor to, within the time as requested by the respective parties, complete such registration, filing, approval, recording or other procedures as requested at the sole cost and expense of the Pledgor.

5. Representations and Warranties. The Pledgor and the Beneficial Owner jointly and severally represent and warrant to the Secured Party that, as of the date hereof and at all times thereafter until the Settlement Payment has been repaid by the Pledgor in full:

(a) The Pledgor is the controlling shareholder of the Issuer and has good and marketable title to the Pledged Shares. The Pledged Shares have been duly authorized and validly issued, and are fully paid and non-assessable and subject to no options to purchase or similar rights. The Pledgor has no loans, debts, duties, obligations or liabilities of any kind other than the Settlement Payment.

(b) At the time the Collateral becomes subject to the lien and security interest created by this Agreement, the Pledgor will be the sole, direct, legal and beneficial owner thereof, free and clear of any lien, security interest, encumbrance, claim, option or right of others except for the security interest created by this Agreement. As of the date hereof, there are no UCC financial statements which need to be filed by the Issuer, and no UCC financial statements need to be filed in relation to any security interest.

(c) The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment and performance when due of the Secured Obligations.

(d) The Pledgor has full power, authority and legal right to pledge the Collateral pursuant to this Agreement and to authorize any transfer of the Collateral to the Secured Party in the Event of Default or in the event the Secured Party exercises its rights and interests under this Agreement.

(e) Each of this Agreement and the Guaranty has been duly authorized, executed and delivered by the Pledgor and the Beneficial Owner and constitutes a legal, valid and binding obligation of the Pledgor and the Beneficial Owner enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to equitable principles (regardless of whether enforcement is sought in equity or at law).

(f) No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other entity is required for the pledge by the Pledgor of the Collateral pursuant to this Agreement or for the execution and delivery of this Agreement by the Beneficial Owner and the Pledgor or the performance by the Beneficial Owner and/or Pledgor of its respective obligations thereunder and hereunder.

(g) The execution and delivery of this Agreement and the Guaranty by the Pledgor and the Beneficial Owner, and the performance by the Pledgor and the Beneficial Owner of their respective obligations thereunder, will not violate any provision of any applicable law or regulation or any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, applicable to the Beneficial Owner or the Pledgor, as applicable, or any of their respective property, or the organizational or governing documents of the Pledgor or any agreement or instrument to which the Beneficial Owner or the Pledgor is party or by which it or its property is bound.

(h) The Beneficial Owner and the Pledgor has taken all action required on its part for control (as defined in Section 8-106 of the UCC) to have been obtained by the Secured Party over all Collateral with respect to which such control may be obtained pursuant to the UCC. No person other than the Secured Party has control or possession of all or any part of the Collateral. Without limiting the foregoing, all certificates, agreements or instruments representing or evidencing the Pledged Shares in existence on the date hereof have been delivered to the Secured Party in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank. The Pledgor has duly executed an instrument of transfer for the Pledged Shares to be transferred to the Secured Party and has The Pledgor has duly executed a share purchase agreement (the “Share Purchase Agreement”) and a transfer instrument for the Pledged Shares to be transferred to the Secured Party in consideration of, and in exchange for, the waiving of the Settlement Payment by the Secured Party, the date of which agreement or instruments is left blank but is hereby authorized by the Pledgor to be filled by any representative of the Secured Party for the purposes of transferring the Pledged Shares to the Secured Party in the event of an Event of Default.

(i) All filings made to the SEC pursuant to the Securities Exchange Act of 1934, as amended from time-to-time (the “Exchange Act”) have been timely filed and are current, and does not contain any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or necessary to make the statements therein which would have made it misleading, in light of the circumstances under which they were made. All such filings, as amended, complies with the Exchange Act in all material respects and the rules and regulations of the SEC promulgated thereunder. As of the date hereof, there is no material information relating to the Issuer or its subsidiaries that has not been publicly disclosed and that would be required to be disclosed under applicable securities laws.

(j) As of the date hereof, the Issuer is not subject to any investigation or inquiry by the SEC or other regulatory authority regarding any potential violation of securities laws, NASDAQ or any other stock exchange in which the shares of the Issuer is being traded, and the Issuer has not received any notice from any such securities regulators or stock exchanges indicating that the Issuer is delinquent in its filings or reporting obligations under the Exchange Act or any other applicable securities laws and regulations.

(k) The Issuer is in compliance in all material respects with all relevant laws and regulations, and applicable requirements of the SEC, including timely filing of all required reports, forms, and documents with the SEC.

(l) As of the date hereof, the Issuer is not contemplating any corporate actions that would alter its share capital, including but not limited to the issuance of additional new shares to investors, the repurchase of its own shares, or the cancellation of any existing shares to the knowledge of the Pledgor and the Beneficial Owner.

(m) The Pledgor and the Issuer are not part of the same company group and the Pledgor does not make any SEC filings together or in conjunction with the Issuer.

(n) There are no legal, governmental, administrative, or regulatory actions, suits, claims, investigations, or proceedings pending or threatened against the Issuer or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Issuer and its subsidiaries, taken as a whole.

6. Dividends and Voting Rights; Appointment of Director.

(a) The Secured Party agrees that unless the Event of Default shall have occurred, the Pledgor may, to the extent the Pledgor has such right as a holder of the Pledged Shares, vote and give consents, ratifications and waivers with respect thereto, except to the extent that, in the Secured Party’s reasonable judgment, any such vote, consent, ratification or waiver would detract from the value thereof as Collateral or which would be inconsistent with or result in any violation of any provision of this Agreement.

(b) The Secured Party agrees that the Pledgor may, unless an Event of Default shall have occurred, receive and retain all cash dividends and other distributions with respect to the Pledged Shares.

7. Further Assurances.

(a) The Pledgor shall, at its own cost and expense, defend title to the Collateral and the first priority lien and security interest of the Secured Party therein against the claim of any person claiming against or through the Pledgor and shall maintain and preserve such perfected first priority security interest for so long as this Agreement shall remain in effect.

(b) The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that the Secured Party may reasonably request, in order to perfect and protect any security interest granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral.

(c) The Pledgor will not, without providing at least 30 days’ prior written notice to the Secured Party, change its legal name or identity. The Pledgor will, prior to any change described in the preceding sentence, take all actions reasonably requested by the Secured Party to maintain the perfection and priority of the Secured Party’s security interest in the Collateral.

(d) The Pledgor shall instruct and authorize, or cause to be instructed and authorized, the Transfer Agent to, upon the Event of Default, promptly transfer the Pledge Shares to the Secured Party free of liens and encumbrance or other restriction or limitation of any nature whatsoever.

8. Transfers and Other Liens. The Pledgor agrees that it will not sell, offer to sell, dispose of, convey, assign or otherwise transfer, grant any option with respect to, restrict, or grant, create, permit or suffer to exist any mortgage, pledge, lien, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever on, any of the Collateral or any interest therein except as expressly provided for herein or with the prior written consent of the Secured Party. Immediately upon the signing of this Agreement, the Pledgor agrees to notify the Transfer Agent of the pledge of the Pledged Shares and take all such actions as required under Section 4 hereof to perfect the pledge of the Pledged Shares.

9. Secured Party Appointed Attorney-in-Fact. The Pledgor hereby appoints the Secured Party the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, upon the Event of Default in the Secured Party’s discretion to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to instruct the Transfer Agent on behalf of the Pledgor to transfer the Pledged Shares to the Secured Party or any party designated by the Secured Party, to instruct the Transfer Agent to register the Secured Party or any party designated by the Secured Party as the owner of the Pledged Shares, to execute on behalf of the Pledgor, and provide to the Transfer Agent, any agreement, instrument, confirmation, verification or other documents or statements as may be requested by the Transfer Agent to effectuate the transfer of the Pledged Shares pursuant to the Secured Party’s instructions, to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same (but the Secured Party shall not be obligated to and shall have no liability to the Pledgor or any third party for failure to do so or take action). Such appointment, being coupled with an interest, shall be irrevocable. The Pledgor hereby ratifies all that said attorneys-in-fact shall lawfully do or cause to be done by virtue hereof.

10. Secured Party May Perform. If the Pledgor fails to perform any obligation contained in this Agreement, the Secured Party may itself perform, or cause performance of, such obligation for and on behalf of the Pledgor and the Beneficial Owner, including but not limited to the obligations set forth under Section 4 hereof, and the expenses of the Secured Party incurred in connection therewith shall be payable by the Pledgor; provided that the Secured Party shall not be required to perform or discharge any obligation of the Pledgor. The Pledgor hereby appoints the Secured Party the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, in the Secured Party’s discretion to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Section 10.

11. Reasonable Care. The Secured Party shall have no duty with respect to the care and preservation of the Collateral beyond the exercise of reasonable care, and as further described below. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property, it being understood that the Secured Party shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Secured Party has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral. Nothing set forth in this Agreement, nor the exercise by the Secured Party of any of the rights and remedies hereunder, shall relieve the Pledgor from the performance of any obligation on the Pledgor’s part to be performed or observed in respect of any of the Collateral.

12. Remedies Upon Default. If the Event of Default shall have occurred:

(a) The Secured Party may, without any other notice to or demand upon the Pledgor, assert all rights and remedies of a secured party under the UCC or other applicable law, including, without limitation, the right to take possession of, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the Collateral. If notice prior to disposition of the Collateral or any portion thereof is necessary under applicable law, written notice mailed to the Pledgor at its notice address as provided in Section 16 hereof ten days prior to the date of such disposition shall constitute reasonable notice, but notice given in any other reasonable manner shall be sufficient. So long as the sale of the Collateral is made in a commercially reasonable manner and in accordance with Section 13 below, the Secured Party may sell such Collateral on such terms and to such purchaser(s) as the Secured Party in its absolute discretion may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind other than that necessary under applicable law. Without precluding any other methods of sale, the sale of the Collateral or any portion thereof shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property. At any sale of the Collateral, if permitted by applicable law, the Secured Party may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands it may acquire against the Secured Party arising out of the exercise by it of any rights hereunder. The Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Secured Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Secured Party or any custodian may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Secured Party nor any custodian shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto. The Secured Party shall not be obligated to clean-up or otherwise prepare the Collateral for sale. All cash Proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be the property of the Secured Property.

(b) All rights of the Pledgor to (i) exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 6(a) and (ii) receive the dividends and other distributions which it would otherwise be entitled to receive and retain pursuant to Section 6(b), shall immediately cease, and all such rights shall thereupon become vested in the Secured Party, which shall have the sole right to exercise such voting and other consensual rights and receive and hold such dividends and other distributions as Collateral.

(c) Notwithstanding Section 6(a) or anything contrary herein, in the event of an Event of Default, the Secured Party may, at its sole discretion, purchase the Pledged Shares from the Pledgor pursuant to the terms of the Share Purchase Agreement by way of waiving the Settlement Payment against the Pledgor. Upon the request by the Secured Party, the Pledgor shall make every reasonable effort to transfer the Pledged Shares to the Secured Party, and complete all registration, filing, recording or other procedures necessary in connection with such transfer, within two (2) Trading Days from the request by the Secured Party. In connection with such transfer, the Beneficial Owner and the Pledgor agree to cause the Issuer to appoint one (1) director nominated by the Secured Party to the board of the Issuer and to cause the Issuer to agree in writing with the Secured Party a list of matters to that requires Secured Party by the time of the transfer) of the Issuer.

(e) If the Secured Party shall determine to exercise its rights to sell all or any of the Collateral pursuant to this Section, the Pledgor agrees that, upon request of the Secured Party, the Pledgor will, at its own expense, do or cause to be done all such acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

(f) If the proceeds for the disposal of the Pledged Shares are not sufficient to cover all the losses suffered by the Secured Party caused by the Event of Default, the Secured Party is entitled to claim for indemnification of the remaining loss from the Beneficial Owner and the Pledgor.

(g) Notwithstanding any provision to the contrary of this Agreement, the parties acknowledge and agree that the rights and obligations set forth in this Agreement are unique and that any breach of this Pledge Agreement by either party would result in irreparable harm to the other party for which monetary damages would not be an adequate remedy. Accordingly, in the event of any breach or threatened breach of this Pledge Agreement by either party, the non-breaching party shall be entitled to seek the remedy of specific performance, in addition to any other rights or remedies available at law or in equity, to enforce the terms of this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with such remedy.

13. No Waiver and Cumulative Remedies. The Secured Party shall not by any act (except by a written instrument pursuant to Section 15), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in the Event of Default. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

14. Security Interest Absolute. The Pledgor hereby waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. All rights of the Secured Party and liens and security interests hereunder, and all Secured Obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a) any change in the time, place or manner of payment of, or in any other term of, the Secured Obligations, or any rescission, waiver, amendment or other modification of the Guaranty, this Agreement or any other agreement, including any increase in the Secured Obligations resulting from any extension of additional credit or otherwise;

(b) any taking, exchange, substitution, release, impairment or non-perfection of any Collateral or any other collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for all or any of the Secured Obligations;

(c) any manner of sale, disposition or application of proceeds of any Collateral or any other collateral or other assets to all or part of the Secured Obligations;

(d) any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations;

(e) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to, or be asserted by, the Pledgor against the Secured Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or manner of administering the Settlement Payment or any existence of or reliance on any representation by the Secured Party that might vary the risk of the Pledgor or otherwise operate as a defense available to, or a legal or equitable discharge of, the Pledgor or any other grantor, guarantor or surety.

15. Amendments. None of the terms or provisions of this Agreement may be amended, modified, supplemented, terminated or waived, and no consent to any departure by the Pledgor therefrom shall be effective unless the same shall be in writing and signed by the Secured Party and the Pledgor, and then such amendment, modification, supplement, waiver or consent shall be effective only in the specific instance and for the specific purpose for which made or given.

16. Addresses For Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be given in the manner and become effective as set forth on the signature page of this Agreement, and addressed to the respective parties at their addresses as specified on the signature pages hereof or as to either party at such other address as shall be designated by such party in a written notice to each other party.

17. Continuing Security Interest; Further Actions. This Agreement shall create a continuing first priority lien and security interest in the Collateral and shall (a) subject to Section 19, remain in full force and effect until payment and performance in full of the Secured Obligations, (b) be binding upon the Pledgor, its successors and assigns, and (c) inure to the benefit of the Secured Party and its successors, transferees and assigns; provided that the Pledgor may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Secured Party.

18. Termination; Release. On the date on which all Secured Obligations have been paid and performed in full, the Secured Party will, at the request and sole expense of the Pledgor, (a) duly assign, transfer and deliver to or at the direction of the Pledgor (without recourse and without any representation or warranty) such of the Collateral as may then remain in the possession of the Secured Party, together with any monies at the time held by the Secured Party hereunder, and (b) execute and deliver to the Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement.

19. GOVERNING LAW; DISPUTE RESOLUTION. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York. Any legal action or proceeding arising out of or relating to this Agreement shall be subject to the non-exclusive jurisdiction of the courts of the State of New York. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH, OR RELATING TO THIS AGREEMENT, AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT, OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE.

20. Counterparts and Entire Agreement. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic transmission shall be as effective as delivery of a manually executed counterpart hereof. This Agreement constitutes the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

21. Invalidity. If any provision of this Agreement or application thereof is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will not be affected thereby, and each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have executed the Stock Pledge Agreement as of the date first above written.

MR. GUOHUA ZHANG, as Beneficial Owner

/s/ Guohua Zhang

Address for Notices:

GA-LION GROUP CO., LTD., Ltd, as Pledgor

By:	/s/ Guohua Zhang
Name:	Guohua Zhang
Title:	Director

Address for Notices:

[Signature Page to Settlement & Stock Pledge Agreement]

IN WITNESS WHEREOF, the parties hereto have executed the Stock Pledge Agreement as of the date first above written.

HIGH-TREND HOLDINGS USA LLC,
as Secured Party

By	/s/ Jinyu Chang
Name:	Jinyu Chang
Title:

Address for Notices:

[Signature Page to Settlement & Stock Pledge Agreement]